EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	James A. Smith
Chief Financial Officer
Electronics Boutique Holdings Corp.
(610) 430-8100

ELECTRONICS BOUTIQUE REPORTS STRONG 2003 HOLIDAY SALES

— Total Holiday Sales up 24 Percent —

— Comparable Store Sales Exceed Company Forecast —

WEST CHESTER, PA – January 6, 2004 – Electronics Boutique Holdings Corp. (Nasdaq: ELBO) today announced that total sales for the nine-week holiday period ended January 3, 2004 grew 24.4 percent to $544.4 million, up from $437.6 million for the same period a year ago.  Comparable store sales increased by 2.5 percent for the nine-week period, outpacing the company’s forecast.

“We had a very solid 2003 holiday selling season characterized by a pick-up in mall sales, increased strength on the software side of the business, and hardware unit sales that exceeded our forecasts,” said Jeffrey W. Griffiths, president and chief executive officer.  “We believe that these accomplishments are primarily the result of steps that we took to maximize the power of our global store network during the past nine weeks.  We executed an aggressive advertising campaign that strengthened recognition of our brand among gamers and holiday shoppers alike.  We also drove software and hardware sales by stepping up our promotional activity and by offering EB exclusive hardware bundles at attractive prices.  These strategies enabled us to continue to gain market share during November according to NPD Group.”

Mr. Griffiths added, “The electronic entertainment industry continues to demonstrate that it is strong and resilient.  As we enter 2004, we believe that the estimated 37 million installed hardware base in the United States will continue to grow and drive steady software and accessory sales.  Moreover, we expect that this trend will accelerate when hardware prices decline in the upcoming year as anticipated.  Electronics Boutique expects to take full advantage of this opportunity by continuing to execute an aggressive store expansion program, significantly increasing our advertising activity, and maintaining a sharp focus on our inventory levels.”

Electronics Boutique is narrowing its previous earnings guidance to now be in the range of  $1.36 to $1.42 per diluted share for the fiscal fourth quarter ending January 31, 2004 and $1.60 to $1.66 for the full 2004 fiscal year.  The company expects to announce fourth quarter and year-end results for fiscal 2004 in mid-March.

The company will host an investor conference call at 9:00 a.m. Eastern Time today to review these sales results.  The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.ebholdings.com. For those who are not able to listen to the live broadcast, the call will be archived for two weeks on the web site. A telephonic playback of the conference call will also be available from January 6, 2004 at 12 noon (Eastern) through January 13, 2004 (Eastern). Listeners should call 800-642-1687 (domestic) or 706-645-9291 (international) and use access code: 4709504.

About Electronics Boutique Holdings Corp.

Electronics Boutique, a Fortune 1000 company, is among the world’s largest specialty retailers dedicated exclusively to video game hardware, software and PC entertainment software and accessories. The company currently operates 1,529 stores in the United States, Australia, Canada, Denmark, Germany, Italy, New Zealand, Norway, Puerto Rico, Sweden and South Korea — primarily under the names EB Games and Electronics Boutique. The company operates an e-commerce website at www.ebgames.com. Additional company information is available at www.ebholdings.com.

This release contains forward-looking statements, including statements by Jeffrey Griffiths, related to the financial performance of Electronics Boutique for its fourth fiscal quarter and the fiscal year ending January 31, 2004, the growth prospects for the video game industry and Electronics Boutique, anticipated price changes in the video game industry, and fiscal 2005 strategies for Electronics Boutique.  Forward-looking statements refer to expectations, projections and other characterizations of future events or circumstances and are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimated,” “continue” or comparable terminology.  In addition to factors specified in Electronics Boutique’s recent filings with the Securities and Exchange Commission, there are other factors that could cause actual results to materially differ from those expressed or implied in such forward-looking statements, such as the schedule for new software releases, consumer demand for video game hardware and software, pricing changes by key vendors for hardware and software, increased promotional activity from Electronics Boutique and other retailers, increased competition from a broader range of retailers,  the mix of product sold in the stores, and the ability to locate and  open new stores on a timely basis.  In light of the risks and uncertainties inherent in the forward-looking statements, such statements should not be regarded as a representation by Electronics Boutique or any other person that the projected results, objectives or plans will be achieved.  Electronics Boutique undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

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